EXHIBIT 99.1



                                             For more information contact:
                                             Katherine Hughes, Public Relations
                                             210/641-8846
                                             or
                                             Mary Hartman, Investor Relations
                                             210/641-8840



ULTRAMAR DIAMOND SHAMROCK MERGER COMPLETE;
GROWTH OPPORTUNITIES CITED

NEW YORK -- Dec. 3, 1996 -- In separate meetings this morning in New York, shareholders of Diamond Shamrock Inc. and Ultramar Corporation approved the previously announced merger agreement of the two companies, finalizing the formation of a new $4 billion corporation, Ultramar Diamond Shamrock Corporation, which will trade on the New York Stock Exchange under the ticker symbol "UDS."

In the merger, each share of Diamond Shamrock Common Stock is being converted into 1.02 shares of Ultramar Diamond Shamrock Common Stock; shares of Ultramar Common Stock outstanding prior to the merger remain outstanding after the merger. Diamond Shamrock 5 percent Convertible Preferred Stock outstanding prior to the merger is being converted into a new series of Preferred Stock of Ultramar Diamond Shamrock having identical terms, except that the conversion ratio is being adjusted to reflect the Common Stock exchange ratio in the merger.

Ultramar Diamond Shamrock Chairman and Chief Executive Officer Roger Hemminghaus expressed confidence in the future success of the new corporation: "Since the Sept. 23 announcement of the merger, the management of both companies have worked closely together to develop a strategy and structure an organization that is postured for growth.

"We are focusing on providing an attractive total shareholder return through operating excellence and strategic expansion. Growth is essential to the success of the company," Hemminghaus continued. "With its strong balance sheet and significant management expertise, Ultramar Diamond Shamrock is positioned to aggressively pursue value-adding, high-return acquisitions and partnership opportunities in our consolidating industry."


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KEY STRATEGIES

Ultramar Diamond Shamrock Vice Chairman, President, and Chief Operating Officer Jean Gaulin points out that the new corporation's emphasis will be on its refining and marketing business. "We will continue to strengthen our core refining and marketing systems. In the Southwest, we expect to be able to increase sales of both wholesale and retail petroleum products in our key Arizona markets. Ultramar Diamond Shamrock has a unique strategic advantage in being able to supply growing Southwest markets from either its California or Texas refineries," Gaulin explained.

"In Eastern Canada, we plan to continue to strengthen our market position as we convert more gasoline outlets to company operated stores that will also market a wide variety of convenience store merchandise and services. Our objective is to grow both systems smartly, applying technology, and developing high-return, timely projects."

Gaulin continued, "Ultramar Diamond Shamrock will also continue to leverage our resources and expertise to profit from related businesses, such as merchandising of goods and services in our stores, petrochemicals, and our growing home heating oil business in the Northeast."

Hemminghaus emphasized that a top priority of management will be to achieve at least $75 million of annual savings that has been projected for the merger. "As we learn more about each other's operations, we see increased synergies in areas such as gasoline marketing, purchasing and product merchandising, crude oil purchasing, and technology application that will enable us to achieve this goal."

NEW BOARD

Ultramar Diamond Shamrock Corporation Board of Directors will consist of 12 persons, six from each of the two predecessor Boards. Hemminghaus, 60, will serve as Chairman of the Board, and Gaulin, 54, will be the Vice Chairman.

Others named to the Ultramar Diamond Shamrock Board of Directors are Byron Allumbaugh, 64, Chairman of the Board of Ralphs Grocery Company; E. Glenn Biggs, 63, President of Biggs & Co. and former chief executive of the Gill Companies and other banking institutions; W. E.


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Bradford, 61, Chairman and CEO of Dresser Industries; H. Frederick
Christie, 63, retired Chairman and CEO of The Mission Group and past President of Southern California Edison Company; W. H. Clark, 64, retired CEO and Chairman of Nalco Chemical Company; Russel H. Herman, 66, owner and principal of International Energy Consultants and formerly President and CEO for Exxon's Asia-Pacific area and Executive Vice President for its European petroleum business; Bob Marbut, 61, Chairman and CEO of Argyle Communications, Inc. and past President and CEO of Harte-Hanks Communications; Katherine D. Ortega, 62, former Alternate Representative of the United States to the United Nations and 38th Treasurer of the United States; Madeleine Saint-Jacques, 61, Chairman of the Board of Saint-Jacques Vailee, Young & Rubicam, Inc., Montreal; and C. Barry Schaefer, 57, Managing Director, The Bridgeford Group and former executive with Dillon Read & Co. and Union Pacific Corporation.

With estimated revenues of $9 billion and approximately 17,000 employees, Ultramar Diamond Shamrock Corporation is the fourth largest independent refining and marketing company in North America. The corporation owns four modern refineries in Texas, California, and Quebec with a total throughput capacity of 465,000 barrels per day and has approximately 4,400 retail gasoline outlets, the majority of which are branded Diamond Shamrock, Ultramar, or Beacon. The corporation also has growing petrochemicals, home heating oil, and convenience store merchandising businesses.

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